Exhibit 99.1

NEWS RELEASE

Visa Inc. Announces Decision to Fund Litigation Escrow Account

SAN FRANCISCO, CA, June 30, 2009 – Visa Inc. (NYSE:V) today announced that the Company has decided to deposit $700 million (“Loss Funds”) into the litigation escrow account previously established under the Company’s retrospective responsibility plan (the “Plan”). Under the terms of the Plan, when the Company funds the litigation escrow, its U.S. financial institutions, the sole holders of Class B shares, bear a corresponding financial impact via a reduction in their as converted share count. As a result, the deposit of Loss Funds has the effect of a repurchase by the Company of $700 million of Class A Common Stock on an as converted basis. The deposit of the Loss Funds will be conducted in accordance with the Company’s Certificate of Incorporation currently in effect.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

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About Visa: Visa operates the world’s largest retail electronic payments network providing processing services and payment product platforms. This includes consumer credit, debit, prepaid and commercial payments, which are offered under the Visa, Visa Electron, Interlink and PLUS brands. Visa enjoys unsurpassed acceptance around the world and Visa/PLUS is one of the world’s largest global ATM networks, offering cash access in local currency in more than 170 countries. For more information, visit www.corporate.visa.com

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. These statements can be identified by the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will” and similar expressions which are intended to identify forward-looking statements. In addition, any underlying assumptions are forward-looking statements.

By their nature, forward-looking statements: (i) speak only as of the date they are made, (ii) are not guarantees of future performance or results and (iii) are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from those forward-looking statements as a result of a variety of factors, including all the risks discussed in Part 1, Item 1A – “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and any subsequent Quarterly Report on Form 10-Q. You are cautioned not to place undue reliance on such statements, which speak only as of the date of presentation. Unless required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Contacts:

Investor Relations

Visa Inc.

Tel: +1 415 932 2213

E-mail: ir@visa.com

Will Valentine, Media Relations

Visa Inc.

Tel: +1 415 932 2564

E-mail: globalmedia@visa.com